EXHIBIT 10.3

ALIVE MEDIA GROUP
Television | Media | Marketing

Production and Advertising Agreement – Alive & Well TV  / Vitamin Shoppe TV

Company: MusclePharm (Client)

Represented By:  Leonard Armenta

Address: 3390 Peoria St, #307, Aurora, Colorado 80010 USA

Phone and/or E-Mail: Leonard@musclepharm.com

This agreement is between Alive Media Group, Inc., hereinafter referred to as “Company”, producers of the television show “Alive & Well”as well as the “Alive & Well at The Vitamin Shoppe” in-store program, and the above named company, hereinafter referred to as “Client”, for the purposes of television / video production and advertising on Alive & Well and/or Alive & Well at The Vitamin Shoppe. Client’s advertising shall begin on January 1, 2010 and shall be aired through Dec 31, 2010 (the Term). This agreement is made and in effect from this day, July 21, 2009 and is non-cancellable unless otherwise specifically noted herein.

Company owns and produces the Alive & Well TV series and the in-store TV program currently known as  Alive & Well at The Vitamin Shoppe. Client herein wishes to participate in the program and shall receive the following inclusive package:

•
Company shall produce FOUR “advertorial” feature segment(s), each @ 1 to 1 ½ minutes in length, featuring Client’s products. Segment(s) will be provided to The Vitamin Shoppe to play daily on the in-store TV program in Vitamin Shoppe stores (two segments per quarter for four quarters).

•	Client’s feature segment(s) will also be provided to The Vitamin Shoppe for placement on www.vitaminshoppe.com and for use in one or more direct sales e-mailers per quarter.
•
A second version of the segment(s) shall be edited specifically for airing on the Alive & Well cable TV series, with a built in call to action to The Vitamin Shoppe. These spots shall be @ 30 to 60 seconds in length and shall air weekly (1x60 or 2x30) on Alive & Well as a bonus at no additional cost.

•	Each of Client’s featured products shall be specially merchandised on the TV “end-caps” for at least one (or more) months of each quarter.
•	Client’s feature segment(s) will be placed on the Alive & Well website with a direct link to www.vitaminshoppe.com.
•	Client shall receive a free DVD or digital file of Client’s feature segment(s).
•	Client shall receive an all-inclusive discounted rate of $15,000.00 per month, which includes all production costs, airtime and promotional features listed above (payment terms below).

In order for Company to begin Client’s production, Client’s first monthly payment shall be due immediately upon the signing of this agreement. Thereafter, Client’s monthly payments in the amount of $15,000.00, shall be due to be received by Alive Media Group, Inc. no later than the 1st day of each broadcast month (example: payment for August airings shall be due by August 1). If payment is 30 days past due, Company shall have the right to remove Client’s segment from airing in all media outlets and collect payment of the remainder of the contract in full and any lost airtime will be forfeited by Client. Please Note: All checks should be made payable to: “Alive Media Group, Inc.” and sent to 2129 Via Teca, San Clemente, CA 92673

If Client’s production is delayed because of Client’s failure to provide any information, materials or spokespersons by Company’s production deadlines, Client’s reserved airtime for that production may be forfeited at Client’s expense. Since the airtime can not be resold after deadline, Client shall remain responsible for payment in full. In this event, Client shall have the right to substitute a previously completed Company-produced production (if one exists) or negotiate to air the production at a later date at Client’s expense.

XXX All Parties Initial Here: Company X   MH    Client X   LA

Client shall be responsible for providing product samples, packaging, logos and/or any graphic materials that Client wishes to include in the production. Any materials, including products, samples, artwork, logos, digital media, videos and/or photography provided by Client, are only accepted upon the representation that Client and/or Client’s agency has full ownership and/or the right to publish the materials thereof. Client hereby grants full permission to Company and/or Company’s affiliates to use said materials relative to the production, reproduction and/or promotion of the show and/or Client’s production. Client represents that any and all claims, comments and representations made in any of Client’s materials and/or by Client’s on-camera representative(s), are fully legal and in compliance with Federal DSHEA guidelines and all regulations and laws in the United States. Client agrees to hold Company and it’s affiliates and The Vitamin Shoppe harmless in any legal action or liability related to Client’s production, including but not limited to Client’s materials, claims, products or copyright and trademark issues.

Client has chosen an advertising package which includes the production costs for Client’s television feature segment(s). Company’s production value for the segment(s) is @ $15K each. Should Client default or fail to pay for the contracted advertising as agreed herein in full, Client shall be liable for all production costs incurred on Client’s behalf and any remaining contracted airtime that can not be resold. Company and Client hereby represent that the production elements have been discussed and that no special elements requiring additional expense have been requested unless specified and agreed to herein. Client may request one round of production revisions as long as revisions are limited to minor editing, deletions or graphic elements not requiring additional on-camera production. Any additional production beyond the standard revisions may be subject to additional costs. Any expenses related to an appearance in the production by Client’s designated spokesperson(s), such as a celebrity, expert or representative of Client’s company, shall be the sole responsibility of Client, including travel, accommodations and compensation. If Client opts to provide Client’s own expert/spokesperson footage for use in the production, footage must meet Company’s specifications and Client must make footage available to Company for review within 6 weeks prior to production. Company reserves the right to decline or reject any of Client’s materials deemed unsuitable at any time without liability. Company reserves the right to alter any materials that do not meet the specifications or requirements of Company. Client’s feature segment may not be altered or edited in any way by Client or any third parties without Company’s written approval. The content of Alive & Well® and Alive & Well at The Vitamin Shoppe™ are the sole property of Company. The participation of Michelle Harris and the use of her image and name as well as the use of the Alive & Well® name is only granted for the uses herein as described in the terms of this agreement. If Client wishes to air Client’s feature segment beyond the initial schedule/term herein, Client must negotiate rates and a new agreement with Company at such time.

As the future cannot be predicted, no specific future viewership figures or results can be guaranteed herein. At the time of this agreement there are @ 335 Vitamin Shoppe stores airing the program. Due to the nature of possible equipment malfunction, power outages and human error, it is impossible to guarantee or predict the exact number of stores continuously airing the program during the Term, however, Company, in conjunction with The Vitamin Shoppe, will make every effort to ensure that the program is playing as agreed upon herein. Conditions are subject to change by Company. No conditions other than those set forth in this agreement shall be binding upon Company unless agreed to in writing by Company. In the event that Company is compelled to institute collection procedures or legal action to enforce any of it’s rights under this Agreement, Company shall be entitled to recover from Client any and all costs thereof, including, but not limited to reasonable legal, investigative, collection and attorney’s fees. Client shall receive notices at the address listed in this agreement. Company shall receive notices c/o Alive Media Group, Inc., 1001-K Avenida Pico, Suite C-207 San Clemente, CA 92673 (this is not a billing address).

In witness whereof, the parties have willingly executed this Agreement as of the date first above written.

X    /s/ Mark Harris             Date: 07/22/09
Sign & Date: For Company: Mark Harris

X  /s/ Leonard Armenta     Date: 07/23/09
Sign & Date: For Client: Leonard Armenta

(Print, Sign & Date)